Exhibit 10.1

July 27, 2005

Craig Smith

[Address]

Dear Craig:

On behalf of myself and the other Owens & Minor senior management team members, we are pleased to extend to you this opportunity.

This letter establishes and details the terms of our offer of employment. It is not an employment contract and should not be construed as such, although it is intended to provide a detailed understanding of your compensation and benefits package. We ask that you confirm your acceptance by signing and returning this letter to me no later than five days following receipt.

Employment Offer Details
Start Date:	July 1, 2005 (contingent on Board approval)

Position Title:	President and Chief Executive Officer

Reporting Relationship:	This officer-level position is appointed by, and reports to, the Board of Directors of Owens and Minor, Inc.

Your compensation package is contingent upon continued employment and satisfactory corporate earnings, and includes:

Base Salary:	$26,923.08 bi-weekly, representing an annualized base salary of $700,000.

One-Time Stock Awards:	Contingent upon approval by the Compensation Committee of the Board of Directors, you will be awarded a one-time grant of 50,000 stock options in recognition of your promotion.

Craig	Smith, July 27, 2005, page 2

Incentive:	You continue to be eligible to participate in the Annual Incentive Program. The bonus opportunity for the President and Chief Executive Officer is currently (year 2005) at 30% (threshold), 60% (target), and 120% (maximum) of base salary.

The Annual Incentive Program is typically paid in February of each year, contingent upon approval by the Board of Directors. The 2005 Annual Incentive Program award is expected to be paid in February 2006. Your 2005 award will be pro-rated based on your time in position.

A restricted stock grant (3 years) accompanies the incentive payment at a value up to an additional 25% of the incentive cash payment.

Stock Options:	You continue to be eligible for stock option grants, as determined when the Compensation & Benefits Committee considers these during 2006.

Additional Executive Benefits

The benefits presented here are summaries only and are not intended to be complete. All benefits are governed by the terms of the applicable document.

MEOP:	You will be required to participate in the Management Equity Ownership Program (MEOP) at the President and Chief Executive Officer level effective January 1, 2006. You will be required to own 4.0 times your base salary in Owens & Minor stock after a 5-year period (see plan document for details). Acquisition of Owens & Minor stock can be accomplished through a variety of O&M programs to include our 401(k) plan, Employee Stock Purchase Plan, and the annual incentive plan.

SERP:	You continue to be eligible to participate in the Supplemental Executive Retirement Plan (SERP). Generally at retirement (typically age 65), the SERP will make up the difference between the total of any Pension from prior employers and social security payments and 65% of your highest five-year average compensation from Owens & Minor. You will become “vested” and eligible for early retirement at age 55 with at least 15 years of service at a reduced benefit.

Craig Smith, July 27, 2005, page 3

Executive Severance:	Your existing Change in Control Agreement remains in effect.

Company Car:	You are eligible, at Company expense, to lease a vehicle valued at $50,000, including destination charges, etc., but excluding sales tax, titling, and registration, or receive a monthly car allowance of $800.00. Mileage is reimbursed as follows: $.08 per mile for teammates receiving the auto allowance or $.06 per mile for company-provided vehicles.

Tax, Financial Planning:	You remain eligible for a $15,000 allowance for tax and financial planning services from a firm of your choice, with the exclusion of KPMG.

Craig, we are truly pleased about your candidacy for this position and look forward to a favorable response. If you have any questions whatsoever, please contact Erika Davis, Senior Vice President of Human Resources at 804 965-5895.

Sincerely,

Gil Minor III

Chairman of the Board of Directors

ACCEPTANCE

Acceptance:	Date:
Craig Smith